Exhibit 99.1

Accenture Announces Enhanced Management Structure and Senior-Executive Appointments

NEW YORK; March 3, 2003 -- Accenture announced today that it has taken steps to enhance its management structure to support its evolving global business strategy and provide for the future growth of the company. All of these actions are effective immediately.

William D. Green has been named Chief Operating Officer - Client Services, with responsibility for Accenture's operating groups. Mr. Green joins Joe W. Forehand, Chairman and CEO, and Stephan A. James in the expanded Office of the CEO. Mr. Green has served as group chief executive of the Communications & High Tech operating group since December 1999, and before that he led the Resources operating group. Mr. Green will remain Country Managing Director for the United States.

Mr. James' new title will be Chief Operating Officer - Capabilities. He will have direct responsibility for the company's Business Consulting and Technology & Outsourcing capability groups, business operations, geographic operations, marketing and communications, and quality. He will continue to have primary responsibility for operational excellence for all areas of the company.

"The management changes we are announcing today reflect the continued evolution of Accenture and our global business strategy," Mr. Forehand said. "These changes will strengthen our management team as we restructure for sustained long-term growth as the industry leader and enhance our ability to take advantage of opportunities in the marketplace for the benefit of our clients, our shareholders and our people. We are especially fortunate to have a deep reservoir of talent within Accenture from which to fill these new leadership positions."

Reflecting the growth of the company's business process outsourcing (BPO) capabilities, Accenture has created the new position of Chief Executive - Business Process Outsourcing, which will report to Mr. Forehand. Jackson L. Wilson has been appointed to this position, in which he will be responsible for implementing the company's strategy to increase its share of the growing BPO market and oversee Accenture's existing BPO businesses. Mr. Wilson, who has been Accenture's Corporate Development Officer for the past two years, will continue to be responsible for the company's corporate development activities.

Accenture's group chief executives will continue to report to the Office of the CEO. They are:

o  Diego Visconti, Group Chief Executive - Communications & High Tech
o  Karl-Heinz Flother, Group Chief Executive - Financial Services
o  Stephen J. Rohleder, Group Chief Executive - Government
o  Mark Foster, Group Chief Executive - Products
o  Mary Tolan, Group Chief Executive - Resources
o  David R. Hunter, Group Chief Executive - Asia Pacific
o  Gregg G. Hartemayer, Group Chief Executive - Technology & Outsourcing
o  William C. Copacino, Group Chief Executive - Business Consulting

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Mr. Visconti has been named to succeed Mr. Green as group chief executive of the Communications & High Tech operating group. Mr. Visconti has been managing partner of Accenture's Communications & High Tech operating group in Europe and Latin America and previously served on Accenture's board of directors.

Other changes have been made regarding the management of the company's Government operating group and Asia Pacific region. Mr. Hunter, who previously had responsibility for both of these areas, will focus solely on Asia Pacific, while Mr. Rohleder has been appointed Group Chief Executive - Government. Mr. Rohleder has been managing partner of Accenture's Government business in the United States since 2000.

Mr. Copacino, who was most recently Managing Partner - Supply Chain Management, has been appointed Group Chief Executive - Business Consulting capability group.

Tim Breene, who previously served as Group Chief Executive - Business Consulting as well as Accenture's Chief Strategy Officer, will continue in his role as Chief Strategy Officer.

In order to focus and accelerate its sales and business development activities, Accenture has created the position of Group Director - Sales Development and has appointed Joellin Comerford to that role. She will have overall responsibility for improving Accenture's professional sales capability. Most recently, Ms. Comerford led the company's sales effectiveness initiative in addition to serving as managing partner of Corporate Development in the Americas.

Jose Luis Manzanares has been appointed to the newly created position of Group Director - Client Services Operations. In this role, he will be responsible for the overall effectiveness of Accenture's operating groups, working with the operating group chief executives. Mr. Manzanares was most recently managing partner of Global Technology Solutions and Alliances.

Also in the operations area, Pamela J. Craig will continue in her current role with the new title of Group Director - Business Operations & Services. Ms. Craig has direct responsibility for the operations of Accenture's geographic services, CIO organization and several corporate functions. She will also take on new responsibility for overseeing market image, strategy execution and operational issues in Accenture's geographic regions.

A list of Accenture's executives and individual biographies can be found in the "About Accenture" section of the company's website, www.accenture.com.

About Accenture

Accenture is the world's leading management consulting and technology services company. Committed to delivering innovation, Accenture collaborates with its clients to help them realize their visions and create tangible value. With deep industry expertise, broad global resources and proven experience in consulting and outsourcing, Accenture can mobilize the right people, skills, alliances and technologies. With more than 75,000 people in 47 countries, the company generated net revenues of $11.6 billion for the fiscal year ended August 31, 2002. Its home page is www.accenture.com.

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This press release contains forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the "Risk Factors" heading in the Business section of our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.